UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

SVB Financial Group
(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure.
On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJ Act”) was enacted into law. The TCJ Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 35% to 21% and changes or limitations to certain tax deductions.
SVB Financial Group (the “Company”) is currently assessing the extensive changes under the TCJ Act and its overall impact on the Company; however, based on its preliminary assessment of the reduction in the federal corporate tax rate from 35% to 21% to become effective on January 1, 2018, the Company currently expects that its effective tax rate for 2018 will be between 27% and 30%. Such estimated range is based on management’s current assumptions with respect to, among other things, the Company’s earnings, state income tax levels and tax deductions. The Company’s actual effective tax rate in 2018 may differ from management's estimate. The reduced applicable tax rate is expected to result in overall lower tax expense beginning in 2018, which will provide the Company the opportunity to evaluate the potential utilization of a portion of the tax savings to increase or accelerate investments in its business, growth and employees.
The reduction in the corporate tax rate under the TCJ Act will also require a one-time revaluation of certain tax-related assets to reflect their value at the lower corporate tax rate of 21%. As such, the Company currently expects a reduction in the value of these assets of approximately $32 million to $37 million, which primarily relate to the Company’s net deferred tax assets and investments in low income housing tax credit funds. This estimated range of reduction in value is based on balances as of November 30, 2017, and the actual amount of reduction at the end of the fourth quarter of 2017 may differ, as it is dependent on, among other things, the final net deferred tax assets and low income housing tax credit fund investment balances as of December 31, 2017. Solely based on this estimated reduction in certain tax assets, the Company expects an increase in the provision for income taxes of approximately $32 million to $37 million to be recognized in its income statement for the fourth quarter of 2017.
Additionally, in connection with its ongoing treasury and tax management objectives, the Company sold during the fourth quarter of 2017 approximately $573 million of fixed income investment securities in its available-for-sale securities portfolio, which resulted in a loss on investment securities of approximately $9 million, on a pre-tax basis. The proceeds from these sales of securities were reinvested in higher-yielding investments.
The preliminary expected results for the fourth quarter of 2017 and the estimated 2018 effective tax rate discussed in this report are based on information available at this time and are subject to change due to a variety of factors, including among others: (i) finalization of the Company’s quarterly financial closing and reporting processes, and (ii) management’s further assessment of the TCJ Act and related regulatory guidance. Actual results may differ. The Company is expected to announce and discuss its quarterly and annual results, as well as its 2018 financial outlook, on January 25, 2018, through its quarterly Form 8-K filing and earnings call.
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Forward-Looking Statements
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of the Company’s future financial results and condition, and the underlying assumptions of such forecasts. Such information involves risks and uncertainties that could result in the Company’s actual results differing materially from those projected in the forward-looking statements. In this report, we make forward-looking statements regarding, among other things, management’s expectations about certain financial results for the fourth quarter of 2017, the estimated tax rate for 2018, and the potential increase or acceleration of investments in 2018, all of which are based on certain assumptions. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our current knowledge, beliefs and assumptions, such expectations are not guarantees, may prove to be incorrect, and are necessarily subject to associated risks. For information about important factors that could cause actual results to differ materially from those discussed in such forward-looking statements, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2017	SVB FINANCIAL GROUP

	By:	/s/ DAN BECK
	Name:	Dan Beck
	Title:	Chief Financial Officer